Exhibit 99.1

August 15, 2005	Contact Information:
For Immediate Release	Brad Bertouille, Chief Financial Officer
(204) 987-7104
Standard Aero Holdings, Inc. Announces Extension of Notes Exchange Offer and
Restatement of Financial Statements to Reflect Non-Cash Changes in the Value of Foreign Deferred Tax Liabilities
San Antonio, Texas and Winnipeg Manitoba — August 15, 2005
     Standard Aero Holdings, Inc. announced today that it will restate and reclassify its audited consolidated financial statements for the period from August 25, 2004 to December 31, 2004 and as of December 31, 2004 and for the interim unaudited financial information for the first quarter of 2005 to reflect the non-cash effect of changes in the recorded amount of the Company’s foreign deferred tax liabilities. For the 2004 period, the restatement and the reclassification will result in an increase in the Company’s net losses as well as an increase in the Company’s income from operations and Adjusted EBITDA. For the first quarter of 2005, the restatement and reclassification will result in an increase in the Company’s net income and a decrease in the Company’s income from operations and Adjusted EBITDA.
     The Audit Committee of the Board of Directors, at the recommendation of the management of the Company, concluded that the financial statements included in the registration statement on Form S-4 should no longer be relied upon because of the need to restate the financial statements set forth therein as a result of the error described below. The restatement will not affect the Company’s business operations or its liquidity in either past periods or going forward, nor will these adjustments affect the Company’s compliance with the financial covenants governing its indebtedness.
     The Company has also extended the expiration date of its offer to exchange up to $200 million in aggregate principal amount of its registered 8 1/4% senior subordinated notes due 2014 for its outstanding unregistered 8 1/4% senior subordinated notes due 2014. The exchange offer was originally scheduled to expire at 5:00 p.m. on Friday, August 12, 2005, but will now expire at 5:00 p.m. (New York City time) on Wednesday, August 17, 2005. As of the close of business on August 12, 2005, $200.0 million in aggregate principal amount of Standard Aero Holdings, Inc.’s outstanding unregistered 8 1/4% senior subordinated notes due 2014 had been tendered to the exchange agent by the holders thereof.
     The Company and its subsidiaries conduct the majority of their respective transactions in U.S. dollars, and, therefore, use the U.S. dollar to measure their transactions. At the time of the Company’s acquisition of the maintenance, repair and overhaul business of Dunlop Standard Aerospace Group Limited, certain deferred tax liabilities were established. Since the closing of the acquisition, the deferred tax liabilities attributable to certain of the Company’s Canadian operations and the Company’s Dutch operations were recorded as if the liabilities were in U.S. dollars but should have been recorded as being in Canadian dollars and euros, respectively, and then converted into U.S. dollars. As the value of these currencies fluctuate versus the U.S. dollar, there is a foreign exchange gain or loss that should have been recorded in the income statements for the periods ending December 31, 2004 and March 31, 2005. The Company also determined that certain tax rates used to compute deferred income tax balances should be changed, resulting in a reduction of the deferred tax liabilities primarily affecting goodwill reported at December 31, 2004. The financial statements at and for the period ending December 31, 2004 and March 31, 2005 will be restated to correct these items. In addition, the Company has decided to reclassify for all periods presented the foreign exchange gain or loss on income taxes from the selling, general and administrative line item to the benefit or provision for income taxes line item.
     In order to correct the errors, the Company will recompute the subject deferred tax liabilities using the appropriate tax rates in Canadian dollars and euros, as appropriate, at December 31, 2004 and March 31, 2005 and convert those local currency deferred tax liabilities into U.S. dollars. Accordingly, the Company will restate its consolidated balance sheets as of December 31, 2004 and March 31, 2005 to reflect changes in the U.S. dollar recorded amount of deferred tax liabilities and to restate its consolidated statements of operations for the 2004 period and the first quarter of 2005 to reflect the resulting changes. Based on preliminary calculations, the Company estimates that during the 2004 period, the U.S. dollar recorded amount of the Canadian and Dutch deferred tax liabilities decreased by $7.5 million, or 8.9%, from $84.1 million to $76.5 million. The Company also estimates that during the first quarter of 2005, the U.S. dollar recorded amount of the Canadian and Dutch deferred tax liabilities decreased by $7.8 million, or 9.4%, from $83.3 million to $75.5 million. In connection with the restatement, the Company will also reclassify certain other foreign deferred tax liabilities (unrelated to those that are the subject of the restatement) from the selling, general and administrative expense line item to the benefit or provision for income taxes line item in its consolidated statements of income for all periods presented. The Company estimates that the amount of that reclassification will be $1.4 million during the 2004 period and $0.1 million during the first quarter of 2005.
     The Company estimates that the combined effect of the restatement and the reclassification during the 2004 period will result in:
•	an increase in income from operations of $1.4 million, or 19.5%, from $7.4 million to $8.8 million;

•	an increase in net loss of $1.5 million, or 45.9%, from $3.2 million to $4.7 million; and

•	an increase in Adjusted EBITDA of $1.4 million, or 3.5%, from $40.8 million to $42.3 million.
     The Company estimates that the combined effect of the restatement and the reclassification during the first quarter of 2005 will result in:
•	a decrease in income from operations of $0.1 million, or 0.3%, from $18.2 million to $18.1 million;

•	an increase in net income of $0.3 million, or 4.6%, from $6.2 million to $6.5 million; and

•	a decrease in Adjusted EBITDA of approximately $50,000 or 0.2% from approximately $25,300,000 to approximately $25,250,000.
     Information concerning Adjusted EBITDA has been included because the Company uses this measure to evaluate its compliance with the covenants governing its indebtedness. Under its senior credit facilities, Adjusted EBITDA represents net income before provision for income taxes, interest expense, net, and depreciation and amortization and also adds or deducts, among other things, unusual or non-recurring items, restructuring, transaction fees, expenses and management fees. Adjusted EBITDA is not a recognized term under GAAP. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA, as included herein, is not necessarily comparable to similarly titled measures reported by other companies.
     The following table presents a reconciliation of Adjusted EBITDA, as defined in the senior credit facilities to net income:

	August 25 -	Three months
	December 31,	ended March 31,
	2004	2005
	(in millions)
Net income	$(4.7)	$6.5
Add:
Depreciation and amortization	9.1	6.8
Interest expense, net	13.7	8.9
Provision for income taxes	(0.2)	2.7
Expenses associated with the disposal of Dunlop Standard	—	—
Expenses associated with acquisition	2.4	—
Effect of write-up of inventory and work in progress	21.4	—
Management fee	0.5	0.4

Adjusted EBITDA	$42.3	$25.3

     The Company expects to file a post-effective amendment to the registration statement on Form S-4 with the Securities and Exchange Commission to reflect the restatement. The expiration of the exchange offer will be extended until after the post-effective amendment becomes effective.
     The Company’s management believes that the restatement may indicate a material weakness in the Company’s internal control over financial reporting. The Public Company Accounting Oversight Board’s Auditing Standard No. 2 defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
     The Company is committed to maintaining effective internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. In order to improve the process and to enhance the Company’s internal control over financial reporting, the Company’s management has hired the former Senior Manager for U.S. and Cross-Border Tax from a major public accounting firm to act as the Company’s director of tax accounting starting today. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives due to its inherent limitations because internal control involves human diligence and compliance and is subject to lapses in judgment and breakdowns from human failures. Nonetheless, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, this risk.
Cautionary Notice Regarding Forward Looking Statements
     This release contains forward-looking statements including, without limitation, statements about the Company’s expectations regarding changes to the Company’s financial statements resulting from a restatement that is still in process. The actual changes resulting from the restatement may differ from the estimates and expectations described in these forward-looking statements, which are subject to factors that are not in every case under the Company’s control. Factors that could affect the accuracy of the Company’s forward-looking statements include: adjustments resulting from the Company’s restatement of its financial statements; adjustments resulting from the reaudit by the Company’s independent public accounting firm of the Company’s financial statements; adjustments resulting from the review of quarters in 2004 and 2005; adjustments to the Company’s prior financial statements in addition to those currently contemplated by the restatement; potential additional effects from the restatement on the Company’s financial position, results of operations or liquidity; completion and review of the Company’s financial statements for the three and six month periods ending June 30, 2005; and negative reactions to the restatement. Because the information herein is based solely on data available on this date, it is subject to change and such changes individually or in the aggregate may be material. Moreover it is subject to an audit and review by the Company’s independent accounting firm. Therefore, the estimates should not be viewed as assurance regarding the Company’s financial statements. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.